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                                                                      EXHIBIT 23


                        CONSENT OF INDEPENDENT AUDITORS
                        -------------------------------


The Board of Directors
ESB Financial Corporation:


We consent to incorporation by reference in the Registration Statements (Form S-8 Nos. 33-43001, 33-49234, 333-27613, and 333-31379) of ESB Financial
Corporation, formerly PennFirst Bancorp, Inc., of our report dated January 20, 1999, relating to the consolidated statements of financial condition of ESB Financial Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998, annual report on Form 10-K of ESB Financial Corporation.

/s/ KPMG LLP

Pittsburgh, Pennsylvania
March 24, 1999